Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

TWO-YEAR TREATMENT WITH QNEXA HAS BENEFITS BEYOND WEIGHT LOSS

Additional Analysis from SEQUEL Study Presented at Obesity 2011 Include:

•      Improvement in Liver Function

•      Reduction in Use of Concomitant Medications

•      Efficacy in Severely Obese Patients

MOUNTAIN VIEW, Calif., October 3, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that multiple abstracts were presented at Obesity 2011:  The 29th Annual Scientific Meeting of The Obesity Society being held in Orlando, Florida. The presentations highlighted the long-term beneficial effects of Qnexa® treatment in addition to double-digit weight loss.  Specifically, Qnexa patients had significant improvement in liver function and reductions in medications used for diabetes, high blood pressure and high cholesterol. In addition, Qnexa was found effective in treating severely obese patients (BMI>35).  Severely obese patients who were treated with Qnexa top dose for two years had weight loss over 12%.

The QNEXA presentations included:

•      Weight Loss With Low-Dose, Controlled-Release Phentermine/Topiramate Correlates With Improvements in Liver Function in Overweight/Obese Adults With Elevated Alanine Aminotransferase, authored by Samuel Klein, MD, et al.

•      Weight Loss With Controlled-Release Phentermine/Topiramate is Associated With Significant Reductions in Use of Concomitant Medications for Cardiometabolic Diseases Over 108 Weeks, authored by W. Timothy Garvey, MD, et al.

•      Severely Obese Adults Administered Controlled-Release Phentermine/Topiramate Maintained Their Weight Loss in the Second Year, authored by Kishore Gadde, MD, et al.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Highlights from the Obesity 2011 presentations are as follows:

The poster presentation authored by Dr. Klein of the Washington University School of Medicine, St. Louis, MO reported that patients treated over two years with Qnexa had significant improvement in liver function as measured by a decrease in blood levels of ALT (alanine aminotransferase), a surrogate marker for Nonalcoholic Fatty Liver Disease (NAFLD or fatty liver disease).  Fatty liver disease is characterized by excessive amounts of fat in the liver and is closely associated with metabolic syndrome, type 2 diabetes, and heart disease. NAFLD, a common complication of obesity, is one of the causes of chronic liver disease and is estimated to be present in one-third of the general population in the United States.  In this study, obese patients with elevated ALT levels at the beginning of the trial were analyzed over 108 weeks.  After treatment, Qnexa patients had greater weight loss and greater decreases in ALT levels in the blood than patients on placebo (P<.0001).  ALT reductions correlated directly with the magnitude of weight loss (r=0.33; P<.0001). Dr. Klein’s conclusion from the study was that Qnexa offers promise as a novel therapy for obesity and the weight loss associated with Qnexa treatment may help address fatty liver disease.

The poster presentation authored by Dr. W. Timothy Garvey from the University of Alabama at Birmingham reported that patients treated over two years with Qnexa had significant reductions in their medications used to treat diabetes, high blood pressure and excess cholesterol.  At the beginning of the study, more than half of the patients had high blood pressure, over 20% had diabetes, and more than one-third had excess fat in their blood. After two years, patients on Qnexa had significant weight loss. The number of medications used by the Qnexa patients to treat their comorbidities significantly decreased as compared to those patients in the placebo group.  High blood pressure medications had the largest change, with a net reduction in the Qnexa top dose of nearly 10% as compared to a net increase of 3.5% in the placebo group. Dr. Garvey’s conclusion from the study was that in addition to the long-term weight loss, treatment with Qnexa was accompanied by reduced use of medications to treat hypertension, dyslipidemia, and glucose intolerance in actively managed patients when compared with placebo. The diminished need for medications to manage cardiometabolic diseases suggests that Qnexa may reduce the medication burden for the treatment of weight-related comorbidities.

The poster presentation by Dr. Kishore Gadde of Duke University analyzed the weight loss in severely obese patients, those with a BMI at the start of the study of 35 or greater. Severely obese patients generally qualify for bariatric surgery. In the study, patients were randomized to either mid or top dose Qnexa and placebo. All patients were asked to follow a simple lifestyle modification plan. After 108 weeks of treatment, patients on Qnexa lost over 10% and 12% on the mid and top dose, respectively, as compared to 3.4% weight loss in the lifestyle modification group. Qnexa was generally well tolerated with an overall completion rate of 84% on study drug. Dr. Gadde concluded that the weight loss observed with Qnexa may be a valuable option for achieving and sustaining weight loss in severely obese patients.

In all three analyses, the safety profile was consistent across subpopulations and the most common adverse events seen were upper respiratory infection, constipation, tingling, runny nose and dry mouth.

Copies of the posters from Obesity 2011 can be found on the VIVUS website at http://www.vivus.com/newsroom/publications.

About Qnexa Controlled-Release Capsules

Qnexa [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking Qnexa have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. The company’s lead investigational product in clinical development, Qnexa®, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators. VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea. In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of our response to the FDA’s requests from the End of Review meeting; our response to, and continued dialogue with, the FDA relating to matters raised in the FDA’s CRL; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the FDA’s interpretation of and agreement with the information VIVUS submitted and may submit relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study, or OB-305; the FDA’s requests, if any, to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; the review and questions from the EMA and CHMP on the MAA; substantial competition; the impact on future sales based on specific indications and contraindications contained in the label and the extent of the Risk Evaluation and Mitigation Strategies program; uncertainties of litigation and intellectual property and patent protection; reliance on sole-source suppliers; limited sales and marketing resources and dependence upon third parties; risks related to the development of innovative products; risks related to the failure to obtain FDA or foreign authority clearances or approval; noncompliance with FDA or foreign regulations; and our dependence on the performance of our collaborative partners. As with any pharmaceutical in development, there are significant risks with development, regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA’s safety concerns, that the FDA will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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